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                                                               EXHIBIT 10.1.11


                      [LETTERHEAD OF CHRYSLER CORPORATION]


Office of the General Counsel
Chrysler Corporation


                                   July 24, 1996


Carl Spielvogel
Chairman Chief Executive Officer
United Auto Group, Inc.
375 Park Avenue, 22nd Floor
New York, NY 10152

Dear Mr. Spielvogel:

          This letter will confirm my telephone conversation with your counsel concerning United Auto Group's (UAG) desire to make a public offering of approximately 40% of its stock. I've been asked whether such an offering would be a breach of the Sales and Service Agreements, which several UAG subsidiaries have with Chrysler Corporation.

          Paragraph 3 of each Sales and Service Agreement requires Chrysler Corporation's prior written approval of any change affecting more than 50% of the ownership interest of the dealer or any change in the ownership interest of the dealer which may affect its managerial control. The public offering of approximately 40% of the stock, even if fully diluted, should not affect voting control; thus, neither of the conditions in Paragraph 3 should be triggered. Of course, any subsequent transfer of stock among shareholders that could affect the voting control may trigger the requirement for Chrysler's approval of the transfer.

          Please let me know if you require any additional information.

                              Very truly yours,

                               /s/ Judith B. Shumaker-Holland

                              Judith B. Shumaker-Holland
                              Senior Staff Counsel


1000 Chrysler Drive
Auburn Mills MI  18326-2766